Nelson, Mullins, Riley & Scarborough, L.L.P.
                         NationsBank Corporate Center
                                  Suite 3350
                            101 North Tryon Street
                     Charlotte, North Carolina 28202-4000
                              Phone 704-417-3000
                            Facsimile 704-377-4814


                                          August 4, 1997



Board of Directors
Innovo Group Inc.
27 North Main Street
Springfield, Tennessee  37172

Dear Sirs:

      We have acted as counsel to Innovo Group Inc., a Delaware corporation (the "Company"), in connection with certain matters pertaining to the Company's filing today, with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-8 (the "Registration Statement") covering the Company's Stock Purchase Right Award (the "Award"). The Registration Statement covers the offer and sale of up to 4 million shares (the "Shares") of common stock of the Company, par value $.01 per share (the "Stock"), pursuant to the Award. This opinion is furnished to you for filing with the Commission as Exhibit 5 to the Registration Statement.

      In our representation of the Company, we have examined the Company's Amended and Restated Certificate of Incorporation (the "Charter"), as amended through April 4, 1997 (the "Charter"), the Company's Bylaws, as amended to date, an execution copy of the Award, and such other documents as we have considered necessary for the purpose of rendering the opinion hereinafter expressed. We have assumed, with your permission (but without independent investigation), (i) that the Charter has not been amended or restated since April 4, 1997 to reduce the Company's authorized Stock, (ii) that no more than 66 million shares of Stock, excluding the Shares, are either issued and outstanding or underlying issued and outstanding options, warrants, other similar rights or convertible securities or other instruments and (iii) the due execution and delivery of the Award by the parties thereto.

      Based upon the foregoing, it is our opinion that the Shares, when sold and paid for in accordance with the terms of the Award, will be legally issued, fully paid and nonassessable.

      The opinion expressed herein is limited to the General
Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, we express no opinion herein relative to compliance with the Act.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,


                              /s/Nelson, Mullins, Riley & Scarborough,
L.L.P.